Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Molly Yu ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2016 Results

NEW YORK, July 28, 2016 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $34.0 million, down 6% year-over-year in constant currencies

•	Operating profit of $3.8 million

•	Earnings per share of $0.14, compared to $0.06 in the prior-year period

•	Cash flow from operations of $2.5 million

Travelzoo, a global media commerce company, today announced financial results for the second quarter ended June 30, 2016, with revenue of $34.0 million and operating income of $3.8 million. In nominal terms, revenue decreased by 7% year-over-year. In constant currencies, revenue decreased by 6% year-over-year. Net income was $2.0 million, up 140% year-over-year. Diluted earnings per share (EPS) were $0.14, up from $0.06 in the prior-year period.

“Our strategy of publishing high-quality deals, combined with efficient execution, has led to increased operating profits in Europe and North America” said Holger Bartel, Chairman and Global CEO. “We intend to leverage Travelzoo’s global reach and trusted brand to grow revenue and increase profitability in future periods.”

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Asia Pacific
Asia Pacific business segment revenue decreased 10% year-over-year to $2.4 million. In constant currencies, revenue decreased 10% year-over-year. Operating loss for the second quarter was $1.2 million, compared to an operating loss of $268,000 in the prior-year period.

Europe
Europe business segment revenue decreased 5% year-over-year to $9.7 million. In constant currencies, revenue decreased 2% year-over-year. Operating income for the second quarter was $1.8 million, or 18% of revenue, up from $47,000, or 0.5% of revenue in the prior-year period.

North America
North America business segment revenue decreased 8% year-over-year to $21.9 million. Operating income for the second quarter was $3.2 million, or 15% of revenue, up from $2.5 million or 11% of revenue in the prior-year period.

Members
As of June 30, 2016, Travelzoo had a worldwide unduplicated number of members of 28.9 million. In Asia Pacific, unduplicated number of members was 3.6 million as of June 30, 2016, up 5% from June 30, 2015. In Europe, unduplicated number of members was 8.1 million as of June 30, 2016, up 8% from June 30, 2015. In North America, unduplicated number of members was 17.4 million as of June 30, 2016, up 1% from June 30, 2015.

Income Taxes
Income tax expense was $1.7 million, compared to a $1.3 million income tax expense in the prior-year period. The effective income tax rate was 45%, down from 60% in the prior-year period, driven primarily by the geographic mix of taxable income.

Asset Management
During the second quarter of 2016, Travelzoo generated $2.6 million of cash from operating activities. Accounts receivable decreased by $407,000 over the prior-year period to $18.4 million. Accounts payable decreased by $7.6 million over the prior-year period to $20.8 million. Capital expenditures were $503,000, down from $564,000 in the prior-year period. As of June 30, 2016, cash and cash equivalents were $27.6 million.

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Other Information
Travelzoo Inc.'s financial results have been adjusted to include the financial results of Asia Pacific for the current and prior periods. In addition, certain prior period statement of operations amounts have been reclassified to conform to current period presentation primarily due to the allocation of facilities costs and separate disclosure of product development costs. Management presents year-over-year revenue percentage rates of change in constant currencies, calculated using prior-year period foreign currency rates on current-year period non-US revenue, as it believes this is a useful metric that facilitates comparison to historical performance.

Conference Call
Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo is a global media commerce company. With more than 28 million members in Asia Pacific, Europe, and North America and 25 offices worldwide, Travelzoo® publishes offers from more than 2,000 travel, entertainment and local companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$34,046	$36,792	$68,850	$75,937
Cost of revenues	3,612	5,208	7,621	9,754
Gross profit	30,434	31,584	61,229	66,183
Operating expenses:
Sales and marketing	19,135	20,715	38,094	42,792
Product development	2,089	3,206	4,964	6,295
General and administrative	5,434	5,335	11,247	11,786
Total operating expenses	26,658	29,256	54,305	60,873
Income from operations	3,776	2,328	6,924	5,310
Other income (loss)	(91)	(218)	42	(664)
Income before income taxes	3,685	2,110	6,966	4,646
Income taxes	1,665	1,268	2,897	3,074
Net income	$2,020	$842	$4,069	$1,572
Net income per share:
Basic	$0.14	$0.06	$0.29	$0.11
Diluted	$0.14	$0.06	$0.29	$0.11
Weighted average shares:
Basic	14,066	14,730	14,246	14,730
Diluted	14,066	14,730	14,246	14,730

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$27,560	$35,128
Accounts receivable, net	18,400	16,398
Income taxes receivable	833	1,356
Deposits	488	782
Prepaid expenses and other	1,828	2,167
Deferred tax assets	1,129	1,230
Total current assets	50,238	57,061
Deposits	719	501
Deferred tax assets	570	1,769
Restricted cash	1,398	1,328
Property and equipment, net	7,228	7,905
Other assets	—	15
Total assets	$60,153	$68,579
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,843	$23,655
Accrued expenses and other	10,982	10,140
Deferred revenue	1,040	1,085
Income tax payable	1,639	477
Note payable to related party	—	5,658
Total current liabilities	34,504	41,015
Long-term tax liabilities	3,053	3,000
Long-term deferred rent and other	2,906	3,177
Total liabilities	40,463	47,192
Common stock	144	150
Additional paid-in capital	1,716	7,759
Accumulated other comprehensive loss	(3,625)	(3,908)
Retained earnings	21,455	17,386
Total stockholders’ equity	19,690	21,387
Total liabilities and stockholders’ equity	$60,153	$68,579

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$2,020	$842	$4,069	$1,572
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	608	687	1,250	1,510
Deferred income taxes	233	(20)	(211)	(242)
Stock-based compensation	230	148	442	296
Provision for losses on accounts receivable	36	25	44	52
Net foreign currency effects	(23)	(54)	236	(165)
Changes in operating assets and liabilities:
Accounts receivable	(1,241)	(996)	(2,265)	(2,876)
Deposits	(25)	91	38	73
Income tax receivable	(397)	830	525	1,681
Prepaid expenses and other	147	140	182	635
Accounts payable	(740)	(1,732)	(2,210)	(1,236)
Accrued expenses and other	937	(421)	484	143
Income tax payable	665	(121)	1,268	23
Reserve for unexchanged promotional shares	—	—	—	(1,393)
Other non-current liabilities	46	123	53	795
Net cash provided by (used in) operating activities	2,496	(458)	3,905	868
Cash flows from investing activities:
Release of restricted cash	—	—	—	57
Purchases of property and equipment	(503)	(564)	(648)	(753)
Net cash used in investing activities	(503)	(564)	(648)	(696)
Cash flows from financing activities:
Payment for Asia Pacific business	—	—	58	—
Payment of loan to related party		—	(5,658)	—
Proceeds from related party loan	—	1,500	—	2,250
Decrease in bank overdraft	—	(281)	—	(237)
Repurchase of common stock, net	(3,048)	—	(4,956)
Net cash provided by (used in) financing activities	(3,048)	1,219	(10,556)	2,013
Effect of exchange rate on cash and cash equivalents	(192)	1,698	(269)	(1,125)
Net increase (decrease) in cash and cash equivalents	(1,247)	1,895	(7,568)	1,060
Cash and cash equivalents at beginning of period	28,807	54,582	35,128	55,417
Cash and cash equivalents at end of period	$27,560	$56,477	$27,560	$56,477
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,022	$372	$1,072	$733
Cash paid for interest on related party loan	$—	$—	$110	$—

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,412	$9,946	$21,688	$34,046
Intersegment revenue	35	(247)	212	—
Total net revenues	2,447	9,699	21,900	34,046
Operating income (loss)	$(1,224)	$1,791	$3,209	$3,776
Three months ended June 30, 2015	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	2,728	10,337	23,727	36,792
Intersegment revenue	(15)	(78)	93	—
Total net revenues	2,713	10,259	23,820	36,792
Operating income (loss)	$(268)	$47	$2,549	$2,328

Six months ended June 30, 2016	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$4,671	$20,912	$43,267	$68,850
Intersegment revenue	36	(321)	285	—
Total net revenues	4,707	20,591	43,552	68,850
Operating income (loss)	$(2,268)	$3,885	$5,307	$6,924
Six months ended June 30, 2015	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$5,381	$22,116	$48,440	$75,937
Intersegment revenue	(20)	(295)	315	—
Total net revenues	5,361	21,821	48,755	75,937
Operating income (loss)	$(1,101)	$1,776	$4,635	$5,310

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